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                                             FILED PURSUANT TO RULE 424 (B) (3)
                                                    REGISTRATION NO. 333-195440
AXA Equitable Life Insurance Company

SUPPLEMENT DATED APRIL 17, 2015 TO THE CURRENT PROSPECTUS FOR STRUCTURED CAPITAL STRATEGIES(R)
DATED AUGUST 1, 2014

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This Supplement modifies certain information in the above-referenced Prospectus
(the "Prospectus") offered by AXA Equitable Life Insurance Company ("AXA Equitable"). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center referenced in your Prospectus.

The purpose of this Supplement is to provide you with information regarding certain changes to the Prospectus as described below.

CHOICE SEGMENTS WILL BE AVAILABLE AS AN INVESTMENT OPTION FOR CONTRACTS ISSUED IN NEW YORK.

Please be advised that effective April 27, 2015, Choice Segments will be available as an investment option for Structured Capital Strategies(R) contract holders whose contracts were issued in New York.

To reflect this change in the prospectus, under the "New York" section in "Appendix II: State contract availability and/or variations of certain features and benefits" the reference that "Choice Segments are not available" is deleted in its entirety.

IF YOUR CONTRACT WAS NOT ISSUED IN NEW YORK, THE CHANGE DESCRIBED IN THIS SUPPLEMENT DOES NOT APPLY TO YOU.



Structured Capital Strategies(R) is issued by and is a registered service mark of AXA Equitable Life Insurance Company (AXA Equitable). Co-distributed by affiliates AXA Advisors, LLC and AXA Distributors, LLC.
               1290 Avenue of the Americas, New York, NY 10104.

   Copyright 2015 AXA Equitable Life Insurance Company. All rights reserved.

                     AXA Equitable Life Insurance Company
                1290 Avenue of the Americas, New York, NY 10104
                                (212) 554-1234

                   IM-29-15 (4/15)                          Cat.# 154117 (4/15)
                   SCSNB/IF                                             #905421